Exhibit 10.26

AMENDED AND RESTATED
UNLOADING AND BLENDING SERVICES AGREEMENT
(Artesia)

This Amended and Restated Unloading and Blending Services Agreement (this “Agreement”) is dated as of January 18, 2017, to be effective as of the Effective Time, by and among HollyFrontier Refining & Marketing LLC (“HFRM”), Holly Energy Partners-Operating, L.P. (“HEP Operating”) and HEP Refining, L.L.C. (“HEP Refining”). Each of HFRM, HEP Operating and HEP Refining is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:
WHEREAS, on or about March 12, 2015, the Parties entered into a certain Unloading and Blending Services Agreement (the “Original Agreement”) pursuant to which HEP Refining undertook certain construction projects, as more specifically set forth in Section 2 of the Original Agreement, related to constructing two tanks and related equipment for the unloading and blending of Ethanol and Biodiesel at the refined product truck rack located at the refinery owned by Navajo Refining Company, L.L.C. in Artesia, New Mexico (the “Facility”), with the volume capacities as set forth therein; and
WHEREAS, in connection with the construction of the Facility, the Parties entered into the Original Agreement to, among other things, set forth the terms and conditions under which HEP Operating would provide certain unloading and blending services for HFRM at the Facility; and
WHEREAS, the Parties desire to amend and restate in its entirety the Original Agreement to reflect certain agreed upon changes in the scope of the construction project.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
Section 1.Definitions
Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Appendix A.
Section 1.    Construction of the Facility and Related Assets.
In consideration of and in reliance upon HFRM’s execution and delivery of this Agreement, including the Minimum Revenue Commitment, HEP Refining agrees to use commercially reasonable efforts to complete the construction projects set forth on Exhibit B (the “Construction Projects”). HEP Refining shall bear the costs of constructing the Construction Projects listed on Exhibit B.
Section 2.    Agreement to Use Services Relating to the Facility.

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The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to HEP Operating to be paid by HFRM, and requires HEP Operating to provide certain unloading and blending services to HFRM. The principal objective of HEP Operating is for HFRM to meet or exceed its obligations with respect to the Minimum Revenue Commitment. The principal objective of HFRM is for HEP Operating to provide services to HFRM in a manner that enables HFRM to have the Products unloaded and blended at the Facility.
(a)    Minimum Revenue Commitment. During the Term, following the Commencement Date, and subject to the terms and conditions of this Agreement, HFRM agrees as follows:
(i)    Capacity and Revenue Commitment. Subject to Section 5, HFRM shall pay HEP Operating service tariffs set forth in this Agreement for use of the Facility that result in the payment of an amount that will satisfy the Minimum Revenue Commitment in exchange for HEP Operating providing HFRM a minimum aggregate capacity for unloading and blending services at the Facility equal to the Minimum Capacity Commitment. The “Minimum Revenue Commitment” shall be an amount of revenue to HEP Operating for each Contract Quarter determined by multiplying the Minimum Throughput for such Contract Quarter, by the Base Tariff in effect for such Contract Quarter, as such Base Tariff may be revised pursuant to Section 3(a)(iii). The “Minimum Capacity Commitment” means an amount equal to 450 bpd.
(ii)    Applicable Tariffs. HFRM will pay the Base Tariff for all quantities of Products unloaded at the Facility in each Contract Quarter during the Term up to and including the Incentive Tariff Threshold, and shall pay the Incentive Tariff for all quantities in excess of the Incentive Tariff Threshold at the Facility during such Contract Quarter.
(iii)    Adjustment of Tariffs.
(A)    The Base Tariff and Incentive Tariff shall be adjusted upward on July 1 of each year during the Term commencing on July 1, 2015, by an amount equal to three percent (3%).
(B)    In the event that the actual, reasonable and necessary costs, or as otherwise approved in writing by HFRM (the “Actual Construction Costs”) incurred by HEP Refining to construct the Construction Projects are more or less than $5,300,000 (the “Construction Cost Estimate”), then the Base Tariff in effect shall automatically be increased or decreased, as applicable, by the same percentage by which the Actual Construction Costs exceeded or were less than the Construction Cost Estimate; provided, however, that in no event shall the amount of such overage or savings used to calculate the increase or decrease in the Base Tariff exceed 25% of the original Base Tariff. For example:
(1)     if the Actual Construction Cost is $5,830,000 (10% above the Construction Cost Estimate), the Base Tariff would be increased to be $0.1133 per gallon (a 10% increase);

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(2)     if the Actual Construction Cost is $4,770,000 (10% below the Construction Cost Estimate), the Base Tariff would be decreased to be $0.0927 per gallon (a 10% decrease);
(1)    if the Actual Construction Cost is $6,890,000 (30% above the Construction Cost Estimate), the Base Tariff would be increased to be $0.12875 per gallon (a 25% increase); or
(2)    if the Actual Construction Cost is $3,710,000 (30% below the Construction Cost Estimate), the Base Tariff would be decreased to be $0.07725 per gallon (a 25% decrease).
(iv)    Reduction for Non-Force Majeure Operational Difficulties. If HFRM is unable to unload at the Facility the volumes of Products required to meet the Minimum Revenue Commitment for a particular Contract Quarter as a result of HEP Operating’s operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Throughput, then the Minimum Revenue Commitment applicable to the Contract Quarter during which HFRM is unable to unload such volumes of Products will be reduced by an amount equal to: (A) the volume of Products that HFRM was unable to unload at the Facility (but not to exceed the Minimum Throughput), as a result of HEP Operating’s operational difficulties, prorationing or inability to provide sufficient capacity at the Facility to achieve the Minimum Throughput, multiplied by (B) the Base Tariff. This Section 3(a)(iv) shall not apply in the event HEP Operating gives notice of a Force Majeure event in accordance with Section 5, in which case the Minimum Revenue Commitment shall be suspended in accordance with and as provided in Section 5.
(v)    Pro-Rationing for Partial Periods. Notwithstanding the other portions of this Section 3(a), in the event that the Commencement Date is any date other than the first day of a Contract Quarter, then the Minimum Revenue Commitment, Minimum Throughput, and Incentive Tariff Threshold for the initial partial Contract Quarter shall be prorated based upon the number of days actually in such partial Contract Quarter. Similarly, notwithstanding the other portions of this Section 3(a), if the end of the Term is on a day other than the last day of a Contract Quarter, then the Minimum Revenue Commitment, Minimum Throughput, and Incentive Tariff Threshold for the final partial Contract Quarter shall be prorated based upon the number of days actually in such partial Contract Quarter.
(b)    Measurement of Unloaded Volumes. Quantities unloaded at the Facility and subject to the tariffs, charges and other fees provided for in this Agreement shall be determined by measuring volumes of Products as the Products are offloaded as follows: (i) if the Product is Ethanol delivered by truck, then the Parties shall use the same measurement method(s) used to determine the volume of Product to be loaded into outbound trucks, and (ii) if the Product is from tanks at the Facility (into which HFRM has delivered Biodiesel by rail) and is offloaded into trucks at the Facility, then the Parties shall use the meter at the point such tanks are offloaded to such trucks. During the Term, HFRM shall absorb all volumetric gains and be responsible for all volumetric losses for all Biodiesel Product delivered to the Facility by rail or in storage in tanks at the Facility.

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(c)    Obligations of HEP Operating and HEP Refining. During the Term and subject to the terms and conditions of this Agreement, including Section 13(b), HEP Operating and HEP Refining agree to:
(i)    own or lease, operate and maintain the Facility and all related assets necessary to handle the Products from HFRM;
(ii)     make available to HFRM’s use the capacity of the Facility equal to at least the Minimum Capacity Commitment;
(iii)    provide the services required under this Agreement and perform all operations relating to the Facility;
(iv)    maintain adequate property and liability insurance covering the Facility and any related assets owned by HEP Operating and necessary for the operation of the Facility; and
(v)    provide blending services for the Products at the Facility to the specifications of HFRM, as such specifications may be adjusted by HFRM in writing from time to time.
Notwithstanding the first sentence of this Section 3(c), subject to Section 13(b) of this Agreement and Article V of the Omnibus Agreement, HEP Operating and HEP Refining are free to sell any of their respective assets, including assets that provide services under this Agreement, and HFRM is free to merge with another entity and to sell all of its assets or equity to another entity at any time.
(d)    Notification of Utilization. Upon request by HEP Operating, HFRM will provide to HEP Operating written notification of HFRM’s reasonable good faith estimate of its anticipated future utilization of the Facility as soon as reasonably practicable after receiving such request.
(e)    Scheduling. HEP Operating will use its reasonable commercial efforts to schedule unloading and blending the Products in a manner that is consistent with the historical dealings between the Parties and their Affiliates to support HFRM’s gasoline and diesel rack sales, as such dealings may change from time to time.
(f)    Taxes. HFRM will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Products delivered by HFRM for unloading and blending by HEP Operating; provided that HFRM shall not be responsible for any income taxes payable by HEP Operating relating to such services. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 3(f) the proper Party shall promptly reimburse the other Party therefor.
(g)    Timing of Payments. HFRM will make payments to HEP Operating by electronic payment with immediately available funds on a quarterly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by HEP Operating under this

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Agreement in the prior quarter. Payments not received by HEP Operating on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
(h)    Increases in Tariff Rates. If new Applicable Laws are enacted that require HEP Operating to make capital expenditures with respect to the Facility, HEP Operating may amend the Base Tariff and the Incentive Tariff in order to recover HEP Operating’s cost of complying with such new Applicable Laws (as determined in good faith and including a reasonable return). HFRM and HEP Operating shall use their reasonable commercial efforts to comply with such new Applicable Laws, and shall negotiate in good faith to mitigate the impact of such new Applicable Laws and to determine the amount of the new tariff rates. If HFRM and HEP Operating are unable to agree on the amount of the new tariff rates that HEP Operating will charge, such tariff rates will be determined by binding arbitration in accordance with Section 13(e). Schedule I or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 3(h).
(i)    No Guaranteed Minimum Shipments. Notwithstanding anything to the contrary set forth in this Agreement, there is no requirement that HFRM deliver any minimum quantity of Products at the Facility, it being understood that HFRM’s obligation for failing to unload sufficient quantities of Products to satisfy the Minimum Revenue Commitment is to make Deficiency Payments as provided in Section 10.
Section 3.    Agreement to Remain Shipper
With respect to any Products that are transported to and from the Facility by HFRM, HFRM agrees that it will act in the capacity of the shipper of record for any such Products for its own account at all times that such Products are being transported to and from the Facility.
Section 4.    Force Majeure
In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 5 for a period of more than thirty (30) consecutive days shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. HFRM will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents a Party from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by HEP Operating and HEP Refining, on the one hand, or HFRM, on the other hand, by providing written notice thereof to the other Parties.

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Section 5.    [Reserved]
Section 6.    Effectiveness and Term
This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on the day that is twenty (20) years from the Commencement Date, unless extended pursuant to Section 5 or by written mutual agreement of the Parties or as set forth in Section 8 (the “Term”). The Party desiring to extend this Agreement pursuant to this Section 7 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from the other Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.
Section 7.    Right to Enter into a New Agreement
(a)    In the event that HFRM provides prior written notice to HEP Operating of the desire of HFRM to extend this Agreement by written mutual agreement of the Parties pursuant to Section 7, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six (6) months prior to the termination date, then HEP Operating shall have the right to negotiate to enter into one or more services agreements for HFRM’s Minimum Capacity Commitment for the Facility with one or more third parties to begin after the date of termination, provided, however, that until the end of one year following termination without renewal of this Agreement, HFRM will have the right to enter into a new services agreement with HEP Operating with respect to its Minimum Capacity Commitment on the date of termination on commercial terms that substantially match the terms upon which HEP Operating propose to enter into an agreement with a third party for similar services with respect to all or a material portion of such capacity of the Facility. In such circumstances, HEP Operating shall give HFRM forty-five (45) days prior written notice of any proposed new services agreement with a third party, and such notice shall inform HFRM of the fee schedules, tariffs, duration and any other material terms of the proposed third party agreement and HFRM shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or HFRM shall lose the rights specified by this Section 8(a) with respect to the capacity that is the subject of such notice.
(b)    In the event that HFRM fails to provide prior written notice to HEP Operating of the desire of HFRM to extend this Agreement by written mutual agreement of the Parties pursuant to Section 7, HEP Operating shall have the right, during the period from the date of HFRM’s failure to provide written notice pursuant to Section 7 to the date of termination of this Agreement, to negotiate to enter into one or more services agreements for HFRM’s Minimum Capacity Commitment for the Facility with one or more third parties to begin after the date of termination; provided, however, that at any time during the twelve (12) months prior to the expiration of the Term, HFRM will have the right to enter into a new services agreement with HEP Operating with respect to its existing Minimum Capacity Commitment at such time on commercial terms that substantially match the terms upon which HEP Operating proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of such capacity at the

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Facility. In such circumstances, HEP Operating shall give HFRM forty-five (45) days prior written notice of any proposed new services agreement with a third party, and such notice shall inform HFRM of the fee schedules, tariffs, duration and any other material terms of the proposed third party agreement and HFRM shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or HFRM shall lose the rights specified by this Section 8(b) with respect to the capacity that is the subject of such notice.
Section 8.    Notices
(a)    Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Notices to HFRM:

HollyFrontier Refining & Marketing LLC
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: President
Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Refining & Marketing LLC
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollyfrontier.com

Notices to HEP Operating or HEP Refining:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: President
Email address: president-HEP@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

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c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: general.counsel@hollyenergy.com

(b)    Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 9.
Section 9.    Deficiency Payments
(a)    Following the Commencement Date, as soon as practicable following the end of each Contract Quarter under this Agreement, HEP Operating shall deliver to HFRM a written notice (the “Deficiency Notice”) detailing any failure of HFRM to meet its Minimum Revenue Commitment obligations under Section 3(a)(i); provided, however, that HFRM’s obligations pursuant to the Minimum Revenue Commitment shall be assessed on a quarterly basis for the purposes of this Section 10. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that HEP Operating believes would have been paid by HFRM to HEP Operating if HFRM had complied with its Minimum Revenue Commitment obligations pursuant to Section 3(a)(i) (the “Deficiency Payment”). HFRM shall pay the Deficiency Payment to HEP Operating upon the later of: (A) ten (10) days after its receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.
(b)    If HFRM disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to HEP Operating, if any, HFRM shall send written notice thereof regarding the disputed portion of the Deficiency Payment to HEP Operating and a senior officer of HFRM and a senior officer of HEP Operating shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, HFRM shall have access to the working papers of HEP Operating relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following HFRM’s receipt of the Deficiency Notice, HFRM and HEP Operating shall, within forty-five (45) days following HFRM’s receipt of the Deficiency Notice, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 13(e).
(c)    If it is finally determined pursuant to this Section 10 that HFRM is required to pay any or all of the disputed portion of the Deficiency Payment, HFRM shall promptly pay such amount to HEP Operating, together with interest thereon at the Prime Rate, in immediately available funds.
(d)    The fact that HFRM has exceeded or fallen short of the Minimum Revenue Commitment with respect to any Contract Quarter shall not be considered in determining whether HFRM meets, exceeds or falls short of the Minimum Revenue Commitment with respect to any other Contract Quarter, and the amount of any such excess or shortfall shall not be counted towards or against the Minimum Revenue Commitment with respect to any other Contract Quarter.

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Section 10.    Right of First Refusal. The Parties acknowledge the right of first refusal of HollyFrontier with respect to the Facility as provided in the Omnibus Agreement.
Section 11.    Limitation of Damages.
(a)    NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, OR IN CONNECTION WITH A CLAIM FOR INDEMNIFICATION UNDER THIS SECTION 12 SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.
(b)    HFRM shall indemnify, defend, and hold harmless HEP Operating, HEP Refining and their Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by HEP Operating, HEP Refining and their Affiliates to the extent resulting or arising from, or attributable to, acts or omissions of HFRM and its Affiliates in connection with the performance of HFRM’s obligations under this Agreement that constitute negligence.
(c)    HEP Operating shall indemnify, defend, and hold harmless HFRM and its Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by HFRM and its Affiliates, including loss of Products from the Facility, to the extent resulting or arising from, or attributable, to (i) events and conditions associated with the operation of the Facility, or (ii) acts or omissions of HEP Operating and its Affiliates in connection with the performance of HEP Operating’s obligations under this Agreement that constitute negligence; provided, however, that, with respect to loss of Products from the Facility,

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HEP Operating will only be liable for losses in excess of 0.25% of the total throughput of Products with respect to each individual incident of loss of Products.
(d)    HEP Refining shall indemnify, defend, and hold harmless HFRM and its Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by HFRM and its Affiliates, to the extent resulting or arising from, or attributable, to acts or omissions of HEP Refining and its Affiliates in connection with the performance of HEP Refining’s obligations under this Agreement that constitute negligence.
Section 12.    Miscellaneous
(a)    Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, after its date of effectiveness, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
(b)    Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, HFRM, HEP Operating, HEP Refining and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of HFRM (in the case of any assignment by HEP Operating or HEP Refining) or HEP Operating and HEP Refining (in the case of any assignment by HFRM), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Operating and HEP Refining may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Operating or HEP Refining without HFRM’s consent, (ii) HFRM may make such an assignment (including a pro rata partial assignment) to an Affiliate of HFRM without HEP Operating’s or HEP Refining’s consent, (iii) HFRM may make a collateral assignment of its rights and obligations hereunder and/or grant a security interest in its rights and obligations hereunder, and HEP Operating and HEP Refining shall execute an acknowledgement of such collateral assignment in such form as may from time-to-time be reasonably requested, and (iv) HEP Operating and HEP Refining may make a collateral assignment of its rights hereunder and/or grant a security interest in its rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without HFRM’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to HFRM a non-disturbance agreement in such form as is reasonably satisfactory to HFRM and such third party lender, debt holder or trustee, and HFRM executes an acknowledgement of such collateral assignment in such

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form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.
(c)    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
(d)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(e)    Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of HFRM, HEP Operating, HEP Refining or any of their Affiliates and (ii) have not less than seven (7) years’ experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. HFRM, HEP Operating, HEP Refining and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between HFRM, HEP Operating, HEP Refining or their Affiliates to the extent that the issues raised in such disputes are related. Without

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the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
(f)    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
(g)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(h)    Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
Section 13.    Guarantee by HollyFrontier
(a)    Payment Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Operating and HEP Refining the punctual and complete payment in full when due of all amounts due from HFRM under this Agreement (collectively, the “HFRM Payment Obligations”). HollyFrontier agrees that HEP Operating and HEP Refining shall be entitled to enforce directly against HollyFrontier any of the HFRM Payment Obligations.
(b)    Guaranty Absolute. HollyFrontier hereby guarantees that the HFRM Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
(i)    any assignment or other transfer of this Agreement or any of the rights thereunder of HEP Operating or HEP Refining;
(ii)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;
(iii)    any acceptance by HEP Operating or HEP Refining of partial payment or performance from HFRM;
(iv)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HFRM or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

[Page 12 to the Amended and Restated Unloading and Blending Services Agreement (Artesia)]

Exhibit 10.26

(v)    any absence of any notice to, or knowledge of, HollyFrontier, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
(vi)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFRM Payment Obligations or otherwise.
(c)    Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFRM Payment Obligations and any requirement for HEP Operating or HEP Refining to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HFRM, any other entity or any collateral.
(d)    Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by HFRM, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HFRM for any payments made by HollyFrontier under this Section 14, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HFRM during any period of default or breach of this Agreement by HFRM until such time as there is no current or ongoing default or breach of this Agreement by HFRM.
(e)    Reinstatement. The obligations of HollyFrontier under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFRM Payment Obligations is rescinded or must otherwise be returned to HFRM or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HFRM or such other entity, or for any other reason, all as though such payment had not been made.
(f)    Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HFRM Payment Obligations, (ii) be binding upon HollyFrontier, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Operating, HEP Refining and their respective successors, transferees and assigns.
(g)    No Duty to Pursue Others. It shall not be necessary for HEP Operating or HEP Refining (and HollyFrontier hereby waives any rights which HollyFrontier may have to require HEP Operating or HEP Refining), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against HFRM or others liable on the HFRM Payment

[Page 13 to the Amended and Restated Unloading and Blending Services Agreement (Artesia)]

Exhibit 10.26

Obligations or any other person, (ii) enforce HEP Operating’s and HEP Refining’s rights against any other guarantors of the HFRM Payment Obligations, (iii) join HFRM or any others liable on the HFRM Payment Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to HEP Operating or HEP Refining against any security which shall ever have been given to secure the HFRM Payment Obligations, or (v) resort to any other means of obtaining payment of the HFRM Payment Obligations.
Section 14.    Guarantee by the Partnership.
(a)    Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HFRM the punctual and complete payment in full when due of all amounts due from HEP Operating or HEP Refining under this Agreement (collectively, the “HEP Payment Obligations”) and the punctual and complete performance of all other obligations of HEP Operating and HEP Refining under this Agreement (collectively, the “HEP Performance Obligations”, together with the HEP Payment Obligations, the “HEP Obligations”). The Partnership agrees that HFRM shall be entitled to enforce directly against the Partnership any of the HEP Obligations.
(b)    Guaranty Absolute. The Partnership hereby guarantees that the HEP Payment Obligations will be paid, and the HEP Performance Obligations will be performed, strictly in accordance with the terms of this Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of payment and performance, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
(i)    any assignment or other transfer of this Agreement or any of the rights thereunder of HFRM;
(ii)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;
(iii)    any acceptance by HFRM of partial payment or performance from HEP Operating or HEP Refining;
(iv)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Operating or HEP Refining or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;
(v)    any absence of any notice to, or knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
(vi)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

[Page 14 to the Amended and Restated Unloading and Blending Services Agreement (Artesia)]

Exhibit 10.26

The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Obligations or otherwise.
(c)    Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Payment Obligations and any requirement for HFRM to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Operating, HEP Refining, any other entity or any collateral.
(d)    Subrogation Waiver. The Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Operating or HEP Refining, the Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Operating or HEP Refining for any payments made by the Partnership under this Section 15, and the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Operating or HEP Refining during any period of default or breach of this Agreement by HEP Operating or HEP Refining until such time as there is no current or ongoing default or breach of this Agreement by HEP Operating or HEP Refining.
(e)    Reinstatement. The obligations of the Partnership under this Section 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Payment Obligations is rescinded or must otherwise be returned to HEP Operating, HEP Refining or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Operating, HEP Refining or such other entity, or for any other reason, all as though such payment had not been made.
(f)    Continuing Guaranty. This Section 15 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment and/or performance in full of all of the HEP Obligations, (ii) be binding upon the Partnership and each of its respective successors and assigns and (iii) inure to the benefit of and be enforceable by HFRM and their respective successors, transferees and assigns.
(g)    No Duty to Pursue Others. It shall not be necessary for HFRM (and the Partnership hereby waives any rights which the Partnership may have to require HFRM), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against HEP Operating, HEP Refining or others liable on the HEP Obligations or any other person, (ii) enforce HFRM’s rights against any other guarantors of the HEP Obligations, (iii) join HEP Operating, HEP Refining or any others liable on the HEP Obligations in any action seeking to enforce this Section 15, (iv) exhaust any remedies available to HFRM against any security which shall ever have been given to secure the HEP Obligations, or (v) resort to any other means of obtaining payment of the HEP Obligations.

[Page 15 to the Amended and Restated Unloading and Blending Services Agreement (Artesia)]

Exhibit 10.26

[Remainder of page intentionally left blank. Signature pages follow.]IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above to be effective as of the Effective Time.
HEP OPERATING:

Holly Energy Partners-Operating, L.P.

By:     /s/ Mark A. Plake
Mark A. Plake
President

HEP REFINING:

HEP Refining, L.L.C.

By:    /s/ Mark A. Plake
Mark A. Plake
President

HFRM:

HollyFrontier Refining & Marketing LLC

By: /s/ George J. Damiris
George J. Damiris
Chief Executive Officer and President

[Page 16 to the Amended and Restated Unloading and Blending Services Agreement (Artesia)]

Exhibit 10.26

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 10(b)
AND Section 14:

HOLLYFRONTIER CORPORATION

By: /s/ George J. Damiris
George J. Damiris
Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 10(b)
AND Section 15:

HOLLY ENERGY PARTNERS, L.P.

By:    HEP Logistics Holdings, L.P.,
its General Partner

By:    Holly Logistic Services, L.L.C.,
its General Partner

By: /s/ Mark A. Plake
Mark A. Plake
President

[Page 17 to the Amended and Restated Unloading and Blending Services Agreement (Artesia)]

Exhibit 10.26

Appendix A
Definitions
“Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes %4. with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, %4.ownership of 50% or more of the equity or equivalent interest in any person and %4. the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, HFRM, on the one hand, and HEP Operating and HEP Refining, on the other hand, shall not be considered affiliates of each other.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between the Parties, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“Base Tariff” means the amount set forth as such on Schedule I attached hereto, as the same may be adjusted by the terms of this Agreement, including Section 3(a)(iii).
“Biodiesel” means diesel fuel that qualifies for the generation of Renewable identification Numbers (RINs) under the Renewable Fuel Standard Regulations, 40 CFR § 80.1400 et seq., as amended from time to time.
“bpd” means barrels per day.
“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

Appendix A-1

Exhibit 10.26

“Commencement Date” means the date on which the Facility is available for service and operating as expected in unloading and blending the Products, which date has been specified in written notice from HEP Operating to HFRM at least 60 days prior to such Commencement Date; provided, however, that if the Facility is, in the discretion of HEP Operating, substantially complete, then the parties may agree in writing to a commencement date prior to the Facility being fully completed. The Commencement Date was September 16, 2016.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.
“Effective Time” means 12:01 a.m., Dallas, Texas time, on September 16, 2016.
“Ethanol” means ethyl alcohol fuel or fuel additive.
“Facility” has the meaning set forth in the recitals to this Agreement.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“HEP Operating” has the meaning set forth in the preamble to this Agreement.
“HEP Refining” has the meaning set forth in the preamble to this Agreement.
“HFRM” has the meaning set forth in the preamble to this Agreement.
“HollyFrontier” means HollyFrontier Corporation, a Delaware corporation.
“Incentive Tariff” means the amount set forth as such on Schedule I attached hereto, as the same may be adjusted by the terms of this Agreement, including Section 3(a)(iii).
“Incentive Tariff Threshold” means 550 bpd of Products, in the aggregate, on average, for each Contract Quarter, as the same may be adjusted by the terms of this Agreement.

Appendix A-2

Exhibit 10.26

“Minimum Throughput” means 450 bpd of Products, in the aggregate, on average, for each Contract Quarter, as such amount may be adjusted by the terms of this Agreement.
“Omnibus Agreement” means the Seventeenth Amended and Restated Omnibus Agreement, dated effective as of January 1, 2017, by and among HollyFrontier, the Partnership and certain of their respective subsidiaries.
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Prime Rate” means the prime rate per annum announced by Union Bank, N.A. or its successor, or if Union Bank, N.A. or its successor no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
“Products” means Ethanol and Biodiesel.
In addition, the following terms have the meanings given to them in the Sections indicated in the following table:

Term	Section
Actual Construction Costs Claimant Construction Cost Estimate	Section 3(a)(iii)(B) Section 13(e) Section 3(a)(iii)(B)
Construction Projects	Section 2
Deficiency Notice	Section 10(a)
Deficiency Payment	Section 10(a)
Facility	Recitals
Force Majeure Notice	Section 5
HEP Obligations	Section 15(a)
HEP Payment Obligations	Section 15(a)
HEP Performance Obligations	Section 15(a)
HFRM Payment Obligations	Section 14(a)
Minimum Capacity Commitment	Section 3(a)(i)
Minimum Revenue Commitment	Section 3(a)(i)
Respondent	Section 13(e)
Term	Section 7

Appendix A-3

Exhibit 10.26

Appendix A-4

Exhibit 10.26

EXHIBIT A
Volume Capacities

•	Two (2) 5,000 barrel tanks for unloading and blending Ethanol and Biodiesel at the Facility with a maximum capacity of approximately 1,200 bpd of unloading for Ethanol and Biodiesel combined

Exhibit A-1

Exhibit 10.26

EXHIBIT B

Construction Projects

2.	Tankage (nominal 5,000 bbls) for storing B99 Biodiesel

3.	Pump, metering and blending equipment for loading B5 to B20 Biodiesel at three load arms (one arm on Lane 1 and two arms on Lane 2

4.	Included in the B99 facilities are heating and heat tracing of B99 tank and piping

5.	Facilities for offloading Ethanol into tankage

6.	Tankage (nominal 5,000 bbls) for storing Ethanol

7.	Pump, metering and blending equipment for loading Ethanol blended gasoline (10% Ethanol). The blended gasoline can be loaded on three gasoline load arms (two arms on Lane 1 and one arm on Lane 2)

8.	All control, metering, and automation equipment required to operate facilities listed above

SCHEDULE I
TARIFFS

Base Tariff
$0.1093 per gallon

Incentive Tariff
$0.0053 per gallon

Schedule I